Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Sierra Pacific Resources’ Registration Statements No. 333-77523 on Form S-3, No. 333-105070 on Form S-3, No. 333-92651 on Form S-8, and No. 333-72160 on Form S-3/A of our report dated February 28, 2003 (November 21, 2003 as to the discontinued operations presentation of e·three and CES described in Note 16), which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, appearing in this Current Report on Form 8-K of Sierra Pacific Resources for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Reno, Nevada
November 21, 2003

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